Exhibit (a)(5)
Offer to Purchase for Cash
Any and All of the Outstanding Shares of Common Stock
and
Any and All of the Outstanding American Depositary Shares
(evidenced by American Depositary Receipts)
of

Compañía de Telecomunicaciones de Chile S.A.

at
1,000 Chilean Pesos Net Per Series A Share of Common Stock,
900 Chilean Pesos Net Per Series B Share of Common Stock and
4,000 Chilean Pesos Net Per American Depositary Share
(each representing 4 Series A Shares of Common Stock)
by

Inversiones Telefónica Internacional Holding Limitada

a limited liability company (sociedad de responsabilidad limitada) owned by

Telefónica, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 P.M., NEW YORK CITY TIME, ON OCTOBER 16, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

September 17, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold Shares (as defined below):

Enclosed for your consideration are the Offer to Purchase, dated September 17, 2008 (the “Offer to Purchase”), and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by Inversiones Telefónica Internacional Holding Limitada (“Purchaser”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain, to purchase (1) any and all of the outstanding series A and series B shares of common stock (the “Shares”) of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile, other than Shares currently owned directly or indirectly by Telefónica, from holders of Shares resident in the United States (the “U.S. Holders”), for 1,000 Chilean pesos per series A share and 900 Chilean pesos per series B share (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 series A Shares, for 4,000 Chilean pesos per ADS, in each case payable in United States dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions of the U.S. Offer. The purchase price for Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by reference to the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile (the “Observed Exchange Rate”) on the Expiration Date (as defined below). Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee. All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated September 17, 2008;

2. A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The Form of Acceptance to be used by U.S. Holders of Shares in accepting the U.S. Offer;

4. The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer (which constitutes part of the U.S. Offer and is provided for informational purposes only);

5. The ADS Notice of Guaranteed Delivery (which constitutes part of the U.S. Offer and is provided for informational purposes only); and

6. The return envelope addressed to Citibank, N.A. (the “U.S. Depositary”) (for tendering ADSs).

ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent, D.F. King & Co., Inc. at (800) 859-8511.

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The U.S. Offer is open to all holders of ADSs and to all holders of Shares resident in the United States. See “The U.S. Offer — Section 1 — Terms of the Offer” in the Offer to Purchase.

2. The tender price is the United States dollar equivalent of 1,000 Chilean pesos per series A share and 900 Chilean pesos per series B share, net to the seller in cash and without any interest thereon, as set forth in the Offer to Purchase. Consideration for Shares validly tendered and not withdrawn will be paid in United States dollars, with the dollar amount thereof being determined based upon the Observed Exchange Rate published on the Expiration Date.

3. Tendering holders of Shares registered in their own name and who tender directly to the U.S. Depositary will not be obligated to pay brokerage fees or commissions pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the Form of Acceptance.

4. The U.S. Offer and withdrawal rights will expire at 11:00 p.m., New York City time, on October 16, 2008, unless the U.S. Offer is extended (the “Expiration Date”).

5. Notwithstanding any other provision of the U.S. Offer, payment for Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by Santander Investment Securities Inc. (the “Share Depositary”), of the completed Form of Acceptance, together with the following documents:

(a) título(s) evidencing ownership of Shares, if Shares are held in certificated form;

(b) a certificate from the Share department of The Company or the Deposito Central Valores (“DCV”) evidencing the number of Shares, if any, held on deposit at the DCV, the number of Shares and original issued Shares, if any, held by the holder, and indicating the liens or encumbrances that effect the Shares;

(c) duly signed traspaso(s) (deed of transfer) indicating the number of Shares and the number of original issue Shares, if any, to be tendered, with the date of such traspaso(s) in blank;

(d) in the case of Shares held on deposit at the DCV, a letter to the DCV instructing the DCV to perform a book-entry transfer in favor of Purchaser;

(e) in the case the U.S. holder is an individual, a copy of the U.S. holder’s passport or photo identification card;

(f) in the case the U.S. holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or photo identification card of the authorized officer; and

(g) other documents required by the Form of Acceptance.

The Share Depositary has established an account with respect to the Shares at DCV, for purposes of the U.S. Offer. Shares held in book-entry form may be tendered by sending or submitting by hand to the Depositary at its address set forth on the front cover of the Form of Acceptance a properly completed and duly executed Form of Acceptance, together with items (b) through (g) above, as applicable, and effecting book-entry delivery of the Shares to the above- mentioned account of the Share Depositary.

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares and/or ADSs pursuant to the U.S. Offer (other than to the Share Depositary and the U.S. Depositary as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding offering material to your clients.

Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent for the U.S. Offer at the address and telephone numbers set forth on the back page of the Offer to Purchase.

Requests for copies of the enclosed materials should be directed to the U.S. Depositary.

Very truly yours,

Inversiones Telefónica Internacional Holding Limitada

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, THE COMPANY, THE SHARE DEPOSITARY, THE U.S. DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

3